UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
Potash Corporation of Saskatchewan Inc.
(Exact Name of Registrant as Specified in its Charter)

Canada	N/A

(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

122 – 1st Avenue South Saskatoon, Saskatchewan, Canada	S7K 7G3

(Address of Principal Executive Offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Common Share Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:
(if applicable)
Securities to be registered pursuant to Section 12(g) of the Act:
None.

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.
     On August 16, 2010, the Board of Directors (the “Board”) of Potash Corporation of Saskatchewan Inc. (the “Company”) adopted a Shareholder Rights Plan, the terms and conditions of which are set out in a shareholder rights plan agreement, dated August 16, 2010 (the “Shareholder Rights Plan”). In connection with the adoption of the Shareholder Rights Plan, the Board authorized the issuance of one common share purchase right (a “Right”) in respect of each outstanding common share (“Common Share”) of the Company outstanding as of the close of business on August 16, 2010. The Rights are in all respects subject to and governed by the provisions of the Shareholder Rights Plan, a copy of which is filed as Exhibit 4.1 hereto and incorporated herein by reference. A summary of the terms of the Rights is included the Company’s Current Report on Form 8-K, dated August 16, 2010, and is incorporated herein by reference.
Item 2. Exhibits.

Exhibit Number	Exhibit Description

4.1	Shareholder Rights Plan Agreement, dated August 16, 2010, between Potash Corporation of Saskatchewan Inc. and CIBC Mellon Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K/A, dated August 16, 2010).

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

POTASH CORPORATION OF SASKATCHEWAN INC.

By: Name: Title:	/s/ Joseph Podwika Joseph Podwika Senior Vice President, General Counsel and Secretary
Date: August 20, 2010

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1	Shareholder Rights Plan Agreement, dated August 16, 2010, between Potash Corporation of Saskatchewan Inc. and CIBC Mellon Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K/A, dated August 16, 2010).